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       FIRST AMENDMENT TO NATIONAL VISION ASSOCIATES, LTD.
         RESTATED STOCK OPTION AND INCENTIVE AWARD PLAN


     This First Amendment to National Vision Associates, Ltd. Restated Stock Option and Incentive Award Plan, dated as of February 12, 1997.

                            Recitals

     A. On February 27, 1996, the Board of Directors of National Vision Associates, Ltd., a Georgia corporation (the "Company"), adopted the National Vision Associates, Ltd. Restated Stock Option and Incentive Award Plan (the "Plan"). The Plan was approved by the shareholders of the Company at the 1996 Annual Meeting of Shareholders.

     B. On February 12, 1997, the Board of Directors of the Company amended the Plan and authorized the execution of this First Amendment to the Plan.

                            Amendment

     1. Amendment. The first paragraph of Section 13.1 of the Plan is amended in its entirety as follows:

          Upon the occurrence of a Change in Control, or upon the termination of a Participant by the Company or a Subsidiary other than for Cause as a result of a Threatened Change in Control, and except as provided in the Award Agreement, Option Agreement or Section 13.3, or as prohibited by the terms of
          Article 17 hereof:

     2. Ratification. In all other respects, the terms and conditions of the Plan are ratified and affirmed.

     AS APPROVED BY THE BOARD OF DIRECTORS OF NATIONAL VISION
ASSOCIATES, LTD. ON FEBRUARY 12, 1997.

                                   NATIONAL VISION ASSOCIATES, LTD.


                                   By:  /s/ James W. Krause

ATTEST:


By:  /s/ Mitchell Goodman
     Secretary